Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO SATELLITE LAUNCH SET FOR MARCH 2008
Final Preparations Underway

RESTON, Va., - (Business Wire) November 9, 2007 - ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) today announced that Lockheed Martin Commercial Launch Services (LMCLS), in consultation with the United Launch Alliance (ULA), has established a slot of March 1, 2008 - March 31, 2008 for the launch of ICO’s G1 satellite. The launch will take place at Cape Canaveral, Florida.

The timing of ICO’s launch has been determined through careful coordination with ULA’s launch manifest requirements for other satellites to be launched prior to ICO G1.

“We’re pleased that the Atlas V launch vehicle performed flawlessly during an October 2007 mission, and we are now looking forward to our ICO G1 launch early next year,” stated Tim Bryan, ICO’s chief executive officer. “Our final preparations for the launch in March 2008 are underway, and the Atlas V launch vehicle for ICO G1 has already arrived at the Cape.”

The LMCLS letter confirming the March 2008 launch slot and ICO’s related request to the Federal Communications Commission reflecting the new launch slot are available at www.ico.com. Updated photos of the ICO G1 spacecraft and ICO’s Atlas launch vehicle are also available on the company website.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid system, combining both satellite and terrestrial communications capabilities. ICO is deploying a mobile interactive media service, to be known as ICO mim™.  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of interactive navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 channels of premium television content.  ICO is based in Reston, Virginia.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the delivery and launch of ICO's G1 satellite. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results, including the potential for satellite construction and/or launch delays. More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:

Christopher Doherty
ICO
703-964-1414
christopher.doherty@ico.com

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